Exhibit 10.02
To:	Cadence Design Systems, Inc. 2655 Seely Avenue, Building 5 San Jose, CA 95134 Attention: Office of the General Counsel

From:	Morgan Stanley & Co. International plc c/o Morgan Stanley & Co. Inc. 1585 Broadway, 5th Floor New York, NY 10036

Re:	Base Convertible Bond Hedge Transaction

Ref. No:	6537190

Date:	June 9, 2010
Dear Sir(s):
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Morgan Stanley & Co. International plc (“Dealer”), through its agent Morgan Stanley & Co. Incorporated, and Cadence Design Systems, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.
     1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of the closing date of the initial issuance of the Convertible Securities described below between Counterparty and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), relating to the USD 300,000,000 principal amount of 2.625% cash convertible senior notes due June 1, 2015 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum dated June 9, 2010 (the “Offering Memorandum”). If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended, modified or supplemented following its execution, any such amendment, modification or supplement will be disregarded for purposes of this Confirmation (other than for purposes of Section 8(b) below) unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Securities is not consummated for any reason, as set forth below in Section 8(h).
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
     This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “second” and (iii) such other elections as set forth in this Confirmation.
     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Equity Definitions or the Agreement, this Confirmation shall govern.
     The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
     2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 9, 2010

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “CDNS”).

Number of Options:	The number of Convertible Securities in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities excluding any Convertible Securities purchased by the Initial Purchasers (as defined in the Purchase Agreement) at their option pursuant to Section 2 of the Purchase Agreement (as defined below). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Applicable Percentage:	10%

Option Entitlement:	As of any date, a number of Shares per Option equal

to the “Conversion Rate” (as defined in the Indenture), but without regard to any adjustments to the Conversion Rate as set forth in Section 13.02 of the Indenture (a “Make-Whole Fundamental Change Adjustment”) or a discretionary adjustment as set forth in Section 13.04(g) of the Indenture (a “Discretionary Adjustment”).

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD 1,000 divided by the Option Entitlement as of such date.

Number of Shares:	As of any date, the product of the Number of Options, the Option Entitlement and the Applicable Percentage.

Premium:	USD 6,489,960.00 (Premium per Option USD 21.63).

Premium Payment Date:	The Effective Date

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Securities, excluding Convertible Securities (“Exchanged Convertible Securities”) (i) with respect to which Counterparty has elected the “Exchange in Lieu of Conversion” option to designate a financial institution to deliver the consideration due upon any conversion of any Convertible Securities in exchange for such Convertible Securities and (ii) that have been accepted by the designated financial institution pursuant to Section 13.09 of the Indenture (such Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date).

If such designated financial institution fails to deliver the consideration due upon such conversion and, as a result, Counterparty is required to deliver such consideration pursuant to Section 13.09(e) of the Indenture, Counterparty shall, promptly following such failure, notify Dealer in writing of such failure and the number of Exchanged Convertible Securities affected by such failure (such notice, a “Failed Exchange Notice”). The receipt by Dealer of a Failed Exchange Notice shall constitute an Additional Termination Event in respect of which Dealer shall designate an Exchange Business Day within a commercially reasonable period of time following receipt of such Failed Exchange Notice (which in no event shall be earlier than the related settlement date for the Exchanged Convertible Securities) as an Early Termination Date with respect to a portion of the Transaction corresponding to a number of Options (the “Cancelled Options”) equal to the lesser of (A) the number of such Exchanged Convertible Securities specified in such Failed Exchange Notice and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Cancelled Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Cancelled Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

Exercise Period:	The period from and excluding the Effective Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Securities remain outstanding and (ii) the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on Conversion Dates:	Applicable; and means that on each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD 1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, 5:00 P.M., New York City time, on the Exchange Business Day prior to the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Indenture) with respect to the Relevant Convertible Securities for such Conversion Date; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the period beginning on, and including, March 1, 2015 and ending on, and including, the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the Maturity Date (such period, the “Final Convertibility Period”), the Notice Deadline shall be 5:30 P.M., New York City time, on the second “Scheduled Trading Day” immediately preceding the Maturity Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to the Notice Deadline in respect of such exercise of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities for the Conversion Date corresponding to such Exercise Date, and (iii) the first “Scheduled Trading Day” (as defined in the Indenture) of the Observation Period; provided that, notwithstanding the foregoing, such notice (and the related Automatic Exercise of Options) shall be effective if given after the Notice Deadline but prior to 5:00 P.M., New York City time, on the fifth Exchange Business Day of such Observation Period, in which event the Calculation Agent shall have the right to adjust the Convertible Obligation (as defined below) as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; provided, further, that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Final Convertibility Period, the contents of such notice shall be as set forth in clause (i) above. For the avoidance of doubt and subject to the first proviso in the immediately preceding sentence, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Method:	Cash Settlement.

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash to be paid in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 13.03(a) or 13.02(b) of the Indenture, as the case may be; provided that the Settlement Date will not be prior to the Exchange

Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 P.M., New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Section 8.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Dealer will pay to Counterparty, on the related Settlement Date, an amount of cash in USD equal to the product of (i) the Applicable Percentage and (ii) the aggregate amount of cash, if any, in excess of USD 1,000 per Convertible Security (in denominations of USD 1,000) that Counterparty would be obligated to pay to holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 13.03(a) of the Indenture (the “Convertible Obligation”); provided that such obligation shall be determined excluding any cash that Counterparty is obligated to pay to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to a Make-Whole Fundamental Change Adjustment or a Discretionary Adjustment and any interest payment that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date.

Notice of Delivery Obligation:	No later than 5:00 P.M., New York City time, on the Exchange Business Day immediately following the last day of the relevant Observation Period, Counterparty shall give Dealer notice of the final amount of cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Convertibility Period, Counterparty may provide Dealer with a single notice of the aggregate amount of cash comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise).

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions (and, for the avoidance of doubt, in lieu of any adjustments pursuant to such section), upon the occurrence of any event or condition set forth in Section 13.05 or sub-sections (a) through (e) of Section 13.04 of the Indenture (each an “Adjustment Event”) and the Calculation Agent receiving notice of the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event pursuant to the succeeding sentence, the Calculation Agent shall make a corresponding adjustment (in respect of any such adjustment under the Indenture) to the terms relevant to the exercise, settlement or payment of the Transaction; provided that, in the case of any adjustment to the terms of the Indenture and the Convertible Securities that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 13.05 of the Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Counterparty agrees to exercise such discretion in good faith and in a commercially reasonable manner and to promptly provide the Calculation Agent with any additional information it reasonably requests (in addition to any information required to be provided pursuant to the succeeding sentence) about the Counterparty’s calculations and methodology for such adjustment. Promptly upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall promptly (and in any event within five Exchange Business Days after such determination) notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.01 or 13.06 of the Indenture.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions (and, for the avoidance of doubt, in lieu of any adjustments or other consequences pursuant to such section), upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment (in respect of any adjustment on account of such Merger Event under the Indenture) to the terms relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Make-Whole Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent

Determination) shall apply.

Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event on or prior to the relevant merger date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration, (ii) the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election, and (iii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that (i) Section 12.6(a)(iii) of the Equity Definitions shall be amended to delete, in the definition of the term “Delisting” the parenthetical “(or will cease)” and (ii) in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the interpretation” and (ii) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following proviso at the end thereof: “provided that such inability described in clause (A) or (B) shall not constitute a “Hedging Disruption” unless (x) such inability does not result from factors particular to Hedging Party (such as Hedging Party“s creditworthiness or financial position, or particular actions or transactions undertaken by the Hedging Party unrelated to the hedging of the Transaction) and (y) such inability will result in continued performance by the Hedging Party under the Transaction being commercially unreasonable or commercially impracticable”.

Hedging Party:	Dealer

Determining Party:	Dealer for all applicable Additional Disruption Events

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, including, where applicable, a description of the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.
     4. Account Details:
Dealer Payment Instructions:
Citibank, N.A.
Account Name: Morgan Stanley and Co.
Counterparty Payment Instructions:
To be provided by Counterparty.
     5. Offices:
The Office of Dealer for the Transaction is: New York
Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. Inc.
1585 Broadway, 5th Floor
New York, NY 10036

Attention:	Todd Bosch
          The Office of Counterparty for the Transaction is:
               Inapplicable. Counterparty is not a Multibranch Party.
     6. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:
To:	Cadence Design Systems, Inc. 2655 Seely Avenue, Building 5 San Jose, California 95134

Attn:	Office of the General Counsel

Facsimile:	(408) 904-6946
(b)	Address for notices or communications to Dealer:
To:	Morgan Stanley & Co. International plc

c/o Morgan Stanley & Co. Inc. 1585 Broadway, 5th Floor New York, NY 10036

Attn:	Todd Bosch

With a copy to:	Morgan Stanley & Co. International c/o Morgan Stanley & Co. 1221 Avenue of the Americas, 34th Floor New York, NY 10020

Attn:	Todd Bosch
     7. Representations, Warranties and Agreements:
     (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
     (i) On the Trade Date, none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares. On the Trade Date, all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.
     (iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking a position or expressing any view with respect to the treatment of the Transaction under any accounting standards, including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements).
     (iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
     (v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to otherwise violate the Exchange Act.
     (vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (vii) On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
     (viii) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any governmental agency.
     (ix) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.
     (x) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement, dated as of June 9, 2010, between J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the Initial Purchasers party thereto, and Counterparty (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.
     (b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
     (c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act or any state securities laws and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
     (d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
     (e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement, subject to customary assumptions, qualifications and exceptions.
     8. Other Provisions:
     (a) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or payment by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion and based on advice of counsel, that such extension is reasonably necessary or appropriate to preserve Dealer’s ability to conduct its related hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its related hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with generally applicable related policies and procedures applicable to Dealer and applied to this Transaction in a non-discriminatory manner.
     (b) Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in the Indenture, as a result of which the Convertible Securities are declared immediately due and payable under the terms of the Indenture or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement.
     “Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, a repurchase obligation of Counterparty, a redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of each holder of the Convertible Securities affected thereby to amend, in each case without the prior consent of Dealer.

     Counterparty shall promptly notify Dealer in writing of any repurchase and cancellation of Convertible Securities and the number of Convertible Securities so repurchased and cancelled (any such notice, a “Convertible Securities Repurchase Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of any Convertible Securities Repurchase Notice shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Convertible Securities Repurchase Notice, Dealer shall designate in good faith a Scheduled Trading Day that is within a commercially reasonable period of time following such Additional Termination Event as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of Convertible Securities specified in such Convertible Securities Repurchase Notice and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.
     (c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business, (B) provide accountant’s “comfort” letters in customary form for underwritten follow-on offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business; provided, however, that if Dealer, in its sole commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Screen CDNS.Q <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).
     (d) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, on (or prior to) any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate, give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, the number of outstanding Shares as determined on such day is (i) less than 209,303,000 (in the case of first such notice) or (ii) thereafter more than 38,531,000 less than the number of Shares included in the immediately preceding Repurchase Notice. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(d) then, to the extent permitted by applicable law, Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party is subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, as a result of such failure. Counterparty shall be relieved from liability to the extent that the Indemnified Party fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder to the extent Counterparty is materially prejudiced as a result thereof. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient in respect of any losses, claims, damages or liabilities referred to in this paragraph, then Counterparty, in lieu of indemnifying such Indemnified Party hereunder, shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse, within 30 days, upon written request, any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.
     (e) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party; provided that (i) Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, with respect to a number of Options corresponding to its Excess Ownership Position (as defined below) plus 1% of the number of Shares then outstanding, to any person, or any person whose obligations would be guaranteed by a person, in either case, with a rating for its long term, unsecured and unsubordinated indebtedness of A- or better by S&P, or A3 or better by Moody’s or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Dealer, (ii) Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder in whole or in part to any parent of Dealer or any subsidiary of such parent (A) the obligations of which are guaranteed by Dealer or any parent of Dealer or (B) with a rating by Moody’s or S&P for its long-term, unsecured and unsubordinated debt that is equal to or greater than Dealer’s at the time of such transfer or assignment and (iii) Counterparty may assign its rights and obligations hereunder to the extent permitted in the next paragraph of this Section 8(e). If at any time at which (1) the Equity Percentage exceeds 8.5%, (2) the Option Equity Percentage exceeds 14.5% or (3) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”), or any state or federal bank holding company or banking laws, or other federal, state or local regulations, regulatory orders or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (any such condition described in clause (1), (2) or (3), an “Excess Ownership Position”), Dealer, in its commercially reasonable discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer (the “Transfer Time Period”) (it being understood that a period of at least one Exchange Business Day shall be considered reasonable for this purpose (without prejudice to whether a shorter period of time would be considered reasonable)) such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination; provided that, unless such Excess Ownership Position is the result of a Conversion Rate Adjustment Event or a repurchase of Shares by Counterparty, Dealer shall promptly notify Counterparty of its Excess Ownership Position and shall use its commercially reasonable efforts to consult with Counterparty during the Transfer Time Period regarding potential transfers or assignments to third parties prior to so designating an Early Termination Date. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Applicable Percentage, the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty and (B) the denominator of which is the number of Shares outstanding on such day.
     In addition, notwithstanding Section 10(c) of the Agreement, Dealer may change the Office through which it books the Transaction or through which it receives or makes payments or deliveries with respect to the Transaction without the consent of Counterparty.
     Counterparty may assign its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), subject to meeting any reasonable conditions that Dealer may impose including, but not limited to, the following conditions:
     (A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(d) of this Confirmation or any obligations under Section 2 (regarding Extraordinary Events) or 8(c) of this Confirmation;
     (B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);
     (C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested and reasonably satisfactory to Dealer;
     (D) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;
     (E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

     (F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and
     (G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
     (f) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
     (g) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
     (h) Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on the Premium Payment Date (or such later date as agreed upon by the parties, which in no event shall be later than June 21, 2010) (the Premium Payment Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated and Counterparty shall pay to Dealer, other than in cases involving a breach of the Purchase Agreement by Dealer or any affiliate of Dealer, an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
     (i) Waiver of Trial by Jury. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF EITHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
     (j) Governing Law; Jurisdiction. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK

IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
     (k) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.
     (l) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (m) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to make or receive any payment to or from Counterparty, Dealer may designate any of its affiliates to make or receive any payment and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance by such affiliate.
     (n) Quarterly Valuations. Dealer hereby agrees, upon request by Counterparty, to provide or cause its affiliate to provide to Counterparty, within five Exchange Business Days after the end of the fiscal quarter of Counterparty during which Counterparty made such request, a valuation estimate of the fair value of the Transaction as of Counterparty’s fiscal quarter end.
     (o) Credit Support Provider and Credit Support Document. Morgan Stanley (“Guarantor”) shall be a Credit Support Provider with respect to Dealer and the guarantee of Dealer’s obligations hereunder by Morgan Stanley shall be a Credit Support Document with respect to Dealer.
     (p) Agent of Dealer. Morgan Stanley & Co. Incorporated (“MS&CO”) is acting as agent for both parties but does not guarantee the performance of either party. (i) Neither Dealer nor Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MS&CO; (ii) MS&CO, Dealer and Counterparty each hereby acknowledges that any transactions by Dealer or MS&CO with respect to Shares will be undertaken by Dealer as principal for its own account; (iii) all of the actions to be taken by Dealer and MS&CO in connection with the Transaction shall be taken by Dealer or MS&CO independently and without any advance or subsequent consultation with Counterparty; and (iv) MS&CO is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Transaction.

     Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to us.

Yours faithfully, MORGAN STANLEY & CO. INTERNATIONAL PLC
By:	/s/ Rajul Patel
	Name:	Rajul Patel
	Title:	Executive Director

MORGAN STANLEY & CO. INCORPORATED as Agent
By:	/s/ Serkan Savasoglu
	Name:	Serkan Savasoglu
	Title:	Managing Director

Agreed and Accepted By: CADENCE DESIGN SYSTEMS, INC.
By:	/s/ Kevin S. Palatnik
	Name:	Kevin S. Palatnik
	Title:	Sr. Vice President & Chief Financial Officer

Signature Page to Base Bond Hedge
Confirmation